Exhibit 99.1

For Immediate Release

Aptevo Therapeutics Reports First Quarter 2022 Financial Results and

Business Highlights

SEATTLE, WA – May 12, 2022 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported financial results and business highlights for the quarter ended March 31, 2022.

Business Highlights

•

Earned and collected a $10 million non-dilutive milestone payment related to 2021 sales of RUXIENCE®.  Additionally, based on RUXIENCE 2021 fourth quarter and full-year sales results, the Company is optimistic about the potential to earn additional non-dilutive milestones totaling $22.5 million over the next two years.

•

Reported that two patients with relapsed/refractory acute myeloid leukemia (AML) in its on-going Phase 1b trial evaluating adult patients with AML, achieved transplant-eligible status, and have received allogeneic stem cell transplants:

o	One patient received APVO436 in a monotherapy cohort of the trial and experienced significant reduction in bone marrow blasts
o	Another patient received APVO436 in a combination therapy cohort of the trial and experienced a complete remission
•	Continued enrollment in the Company’s Phase 1b expansion trial evaluating APVO436 in adult patients with AML
•	Presented preclinical data for APVO442 in a poster session at the American Association for Cancer Research (AACR) Annual Meeting.
o

The poster highlighted the potential of APVO442 to treat prostate cancer indications such as metastatic castration-resistant prostate cancer with increased benefit and decreased side effects relative to other potential therapeutics in the bispecific category

o

APVO442 is a bispecific therapeutic candidate targeting prostate-specific membrane antigen (PSMA) and CD3, designed to redirect the patient's T cell-mediated tumor-fighting responses against PSMA-expressing solid tumors (prostate cancer)

“The first quarter was productive as we continued to advance both clinical and pre-clinical assets, all of which are based on the Company’s proprietary ADAPTIR and ADAPTIR-FLEX platforms.  Our Phase 1b expansion trial continues to enroll patients and we reported that two patients advanced to transplant after receiving APVO436 – one as a monotherapy and the other as a combination therapy.  We were also happy to report we earned a $10 million milestone payment related to 2021 sales of RUXIENCE.  Receipt of this non-dilutive payment underscores our ongoing commitment to delivering value to shareholders,” said Marvin White, President and CEO of Aptevo. “Looking ahead, we continue to progress the ALG.APV-527 program toward the clinic and remain on track for an IND submission and clinical trial initiation, later this year.  We also plan to release interim data from the APVO436 expansion trial and announce the addition of a new molecule to the preclinical pipeline later this year.”

First Quarter 2022 Financial Results Summary

Cash Position: Aptevo had cash and cash equivalents as of March 31, 2022 totaling $36.3 million, including restricted cash of $1.3 million. $0.5 million of the restricted cash was released in April 2022 and the remaining $0.8 million is expected to be released over the next twelve months.

Royalty Revenue: For the three months ended March 31, 2022, royalty revenue increased by $0.7 million, or 29%, to $3.1 million from $2.4 million for March 31, 2021. Royalty revenue relates to the royalty from Pfizer on global net sales of RUXIENCE® (rituximab-pvvr), a biosimilar to the drug RITUXAN®, launched by Pfizer in early 2020. Due to the nature of the transaction, which includes a cap on HCR’s return from royalties, constituting continuing involvement under the Collaboration and License Agreement originally between Trubion and Wyeth, we continue to recognize royalty revenue on net sales of RUXIENCE and record the royalty payments to HCR as a reduction of the liability when paid. As such payments are made to HCR, the balance of the liability will be effectively repaid over the life of the HCR royalty purchase agreement. RUXIENCE® is a trademark of Pfizer; RITUXAN® is a trademark of Biogen.

Research and Development Expenses: For the three months ended March 31, 2022, research and development expenses decreased by $0.5 million, to $4.9 million from $5.4 million for March 31, 2021. The decrease was primarily due to lower spending on preclinical projects and employee costs. The decrease was partially offset by higher spending on our APVO436 clinical trial as we continue to advance that trial and continue to dose patients in our Phase 1b Expansion program.

General and Administrative Expenses: For the three months ended March 31, 2022 and 2021, general and administrative expenses were $3.9 million.

Other Expense, Net: Other expense, net consists primarily of gains or losses realized on foreign currency revaluation, costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other expense, net was $2.3 million for the three months ended March 31, 2022 and $0.8 million for the three months ended March 31, 2021. The increase in other expense, net is primarily related non-cash interest expense for the HCR royalty purchase agreement. The increase was partially offset by lower interest expense for the MidCap Credit Agreement due to payments made towards principal.

Discontinued Operations: For the three months ended March 31, 2022, we collected $0.2 million in deferred payments from Medexus related to IXINITY sales. For the three months ended March 31, 2021, we collected $0.2 million related to the sale of hyperimmune business to Saol as a result of the collection of certain accounts receivable and a deferred payment of $0.2 million received from Medexus related to IXINITY sales. Pursuant to our LLC Purchase Agreement, the rate for deferred payments will increase from 2% to 5% of net sales no later than June 30, 2022.

Net Loss: Aptevo’s net loss for the three months ended March 31, 2022 was $7.7 million or $1.55 per share, as compared to a net loss of $7.3 million or $1.64 per share for the corresponding period in 2021.

Liability Related to Sale of Future Royalties: We treat the Royalty Purchase Agreement with HCR as a debt financing, amortized under the effective interest rate method over the estimated life of the related expected royalty stream. The liabilities related to sale of future royalties and the debt amortization are based on our current estimates of future royalties expected to be paid over the life of the arrangement. We will periodically assess the expected royalty payments using projections from external sources. To the extent our estimates of future royalty payments are greater or less than previous estimates or the estimated timing of such payments is materially different than previous estimates, we will adjust the effective interest rate and recognize related non-cash interest expense on a prospective basis. We are not obligated to repay the proceeds received under the Royalty Purchase Agreement with HCR.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$34,991	$45,044
Restricted cash	1,259	1,259
Royalty receivable	3,114	3,664
Prepaid expenses	1,431	1,823
Other current assets	877	780
Total current assets	41,672	52,570
Property and equipment, net	2,138	2,379
Operating lease right-of-use asset	1,306	1,584
Other assets	68	68
Total assets	$45,184	$56,601
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,910	$3,462
Accrued compensation	1,040	2,077
Liability related to the sale of royalties, net - short-term	15,318	15,465
Current portion of long-term debt	2,000	11,667
Other current liabilities	1,589	2,086
Total current liabilities	23,857	34,757
Liability related to the sale of royalties, net - long-term	23,342	15,580
Loan payable - long-term	2,804	3,707
Operating lease liability	1,065	1,341
Total liabilities	51,068	55,385

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 5,007,241 and 4,898,143 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	47	47
Additional paid-in capital	215,829	215,232
Accumulated deficit	(221,760)	(214,063)
Total stockholders' (deficit) equity	(5,884)	1,216
Total liabilities and stockholders' equity	$45,184	$56,601

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended March 31,
	2022	2021
Royalty revenue	$3,114	$2,421
Operating expenses:
Research and development	(4,866)	(5,362)
General and administrative	(3,859)	(3,947)
Loss from operations	(5,611)	(6,888)
Other expense:
Other expense from continuing operations, net	(2,264)	(782)
Net loss from continuing operations	$(7,875)	$(7,670)
Discontinued operations:
Income from discontinued operations	$178	$414
Net loss	$(7,697)	$(7,256)
Net loss from continuing operations per share	$(1.59)	$(1.74)
Net income from discontinued operations per share	$0.04	$0.09
Basic and diluted net loss per basic share	$(1.55)	$(1.64)
Weighted-average shares used to compute per share calculations	4,937,456	4,418,472

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether APVO436 treatments can improve the quality of remission in high-risk AML patients, whether APVO436 helps AML patients achieve complete remissions without transplant, whether Aptevo’s strategy will translate into an improved overall survival in AML, whether Pfizer can continue to generate RUXIENCE revenue for Aptevo to fully earn 2022 and 2023 milestones, statements relating to Aptevo’s cash position, statements relating to Aptevo’s clinical programs, statements relating to Aptevo’s plans to file INDs, and any other statements containing the words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “optimism,” “potential,” “designed,” “engineered,” “breakthrough,” “innovative,” “innovation,” “promising,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), and geopolitical risks, including the current war between Russia and Ukraine. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628